Exhibit 99.2

November 12, 2008	Contact: Steve Taylor
FOR IMMEDIATE RELEASE	(509) 892-5287
Press Release 08-19

HuntMountain Enhances El Capitan Silver-Gold Project by Acquiring Historic Mine

(SPOKANE, WA)  HuntMountain Resources (OTCBB:HNTM)(Frankfurt:MPT) announced the acquisition of the El Milagro mining concession in the Chinipas district of western Chihuahua State, Mexico.  El Milagro is a 247-acre (100-hectare) high-grade exploitation concession encompassing a historic gold-silver-lead mine with production dating back to the 17th century. The property is contained within the Company’s El Capitan Silver-Gold Project area located mid-trend along the prolific Sierra Madre Gold Belt and lies approximately 30 kilometers north of Coeur’s Palmarejo silver-gold project.  The property shares a similar geological setting to many of the deposits situated within the Sierra Madre Occidental. The concession was purchased outright through HuntMountain’s wholly-owned subsidiary, Cerro Cazador Mexico S.A. de C.V., with a 2.5% net profits royalty retained by the previous owners.

El Milagro is a key component of the broader El Capitan project which encompasses multiple zones of known precious and base metal occurrences including several that have undergone small-scale, historic mining.  Mine workings within the concession have exposed high-grade hydrothermal vein systems, silicified structures, and oxidized quartz breccias containing gold, silver, copper, and lead mineralization.  Preliminary grab samples taken within the mine during a due diligence period returned the following outstanding results*:

•	246 g/t (7.2 oz/t) silver, 42.3 g/t (1.23 oz/t) gold, 3.82% copper, and 1.64% lead (#MIL 002)

•	583 grams/tonne (g/t) (17.0 ounces/ton) (oz/t) silver, 6.86 g/t (0.20 oz/t) gold, and 77.5% lead (#12101)

•	665 g/t (19.4 oz/t) silver, 8.37 g/t (0.244 oz/t) gold, and 77.5% lead (#12104)

•	624 g/t (18.2 oz/t) silver, 3.02 g/t (0.09 oz/t) gold, and 83.9% lead (#12109)

•	555 g/t (16.2 oz/t) silver, 3.84 g/t (0.11 oz/t) gold, and 84.8% lead (#12110)

During the initial reconnaissance phase of exploration led by Company geologist Hernando Rueda, M.Sc., eleven representative channel samples were taken across observed mineralized structures within and around the Milagro mine workings.  Assays returned anomalous gold (>0.05 grams) and silver (>1 gram) values in 100% of the samples.  Significant base metal values were also present in over one half of the samples. The most notable assays are listed below:

Sample	From	To	Interval	Gold	Silver	Cu	Pb	Zn
#	m	m	m	g/t	g/t	%	%	%
MIL 001A	0	0.5	0.5	31.9	21.9	0.09	0.61	0.12
MIL 001B	0.5	1.0	0.5	21.7	19.1	0.09	0.28	0.08
MIL 001C	1.0	1.5	0.5	30.1	28.3	0.06	0.56	0.06
MIL 001D	1.5	2.0	0.5	8.81	11.7	0.04	0.19	0.03
MIL 003A	0	0.5	0.5	2.39	22.3	0.11	1.64	0.10
MIL 003B	0.5	0.72	0.22	29.3	535	0.55	>30	0.57
MIL 003C	0.72	1.02	0.3	2.15	44.9	0.42	3.19	0.58
MIL 004B	0.3	0.67	0.37	19.95	104	0.12	8.82	0.01

“El Milagro contains some of the most prospective ground within the El Capitan project area, and we are greatly pleased to have completed its acquisition,” said President and Chairman Tim Hunt.  “The Milagro mine is known as ‘Cerro Plomosa’ or ‘Mountain of Lead’ by local residents, and we are eager to conduct an extensive exploration campaign that verifies the extent of precious and base metal mineralization within the existing workings.  Preliminary sampling confirms the presence of high grade gold and silver epithermal veins with a significant lead component.  We look forward to releasing additional news from our efforts across the broader El Capitan project area over the next several months.”

Preliminary exploration consisting of reconnaissance, channel sampling, and geological mapping continues throughout the project area.  Additional mine workings have been discovered in the southwest, central, and southeast portions of the concession, and targets are being delineated for a phase one drilling program.  Company representatives are also working with local and regional authorities to complete all permits and agreements necessary for road improvements and drilling.

Certified sample preparation, gold and silver fire assay, and 28 element ICP analysis were carried out by ALS Chemex in Chihuahua, Mexico. The qualified person who has reviewed this news release is James F. Ebisch, M.Sc. Geology. He is a Registered Professional Geologist in the state of Oregon (G #928).

*Grab samples were assayed by Chris Christopherson, Inc. of Kellogg, Idaho USA.

HuntMountain Resources is a U.S.-based junior exploration company engaged in acquiring, exploring and developing precious and base metals properties throughout North and South America. The Company currently controls and operates projects in Santa Cruz Argentina, Chihuahua Mexico, Nevada USA, and Quebec Canada.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not even be anticipated. This news release is neither a prospectus nor an offer to sell securities or stocks in the company. It is intended for informational purposes only.

FOR FURTHER INFORMATION PLEASE CONTACT:
Steve Taylor, Vice President of Corporate Development
HuntMountain Resources
(509) 892-5287
staylor@huntmountain.com
www.huntmountain.com